Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amedisys, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-138255 and 333-145582) on Form S-3 and (Nos. 333-60525, 333-51704, 333-53786, 333-143967 and 333-152359) on Form S-8 of our reports dated February 22, 2011, with respect to the consolidated balance sheets of Amedisys, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated income statements, statements of stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010, Annual Report on Form 10-K of Amedisys, Inc.

/s/ KPMG LLP

Baton Rouge, Louisiana
February 22, 2011